Exhibit 10.17(a)

McKesson Information Solutions LLC (“McKesson”)	Addus HealthCare, Inc.
Confidential and Proprietary to McKesson	Customer Number TBD
Contract Supplemental Number 1-IXIQU
March 24, 2006

Contract Supplement

Contract Supplement No. 1-IXIQU

Customer No. TBD

Sold To: Addus HealthCare, Inc. 2401 S. Plum Grove Road Palatine, IL 60067 Federal Tax ID: 42-1014070 Taxable: ☒ Yes ☐ No

Ship To: Addus HealthCare, Inc. 2401 S. Plum Grove Road Palatine, IL 60067 Attention: David W. Stasiewicz, CFO Telephone: (847) 303-5300 Facsimile: (847) 303-5376	Bill To: Addus HealthCare, Inc. 2401 S. Plum Grove Road Palatine, IL 60067 Attention: David W. Stasiewicz, CFO Telephone: (847) 303-5300 Facsimile: (847) 303-5376

Contract Supplement to License Agreement # C0608555, dated March 24, 2006.

THIS CONTRACT SUPPLEMENT, including all Exhibits, Schedules, and Attachments hereto and incorporated herein (this “Contract Supplement”) amends the agreement identified above including all Exhibits, Schedules, and Attachments thereto, and as amended (the “Agreement”), and is made effective as of this      day of                     , 2006 (the “Contract Supplement Effective Date”). Unless otherwise specifically and expressly set forth in this Contract Supplement, this Contract Supplement sets forth terms and conditions that apply only to the Facilities, Software and/or Services listed in this Contract Supplement. To the extent the terms and conditions of the Agreement are in conflict with this Contract Supplement, the terms of this Contract Supplement shall control. Where not different or in conflict with the terms, conditions and definitions of this Contract Supplement, all applicable terms, conditions, and definitions set forth in the Agreement are incorporated within this Contract Supplement as if set forth herein.

SOFTWARE

Software Product No.	Software Maintenance Product No.	Description	Licensed By	List Software License Fees	Unit Software License Fees	Qty	Net Software License Fees	Annual Software Maintenance Fees
Horizon Homecare Connection Agency Management
71000359	73006365	Horizon Homecare Connection Agency Management	Concurrent Users	$3,700	$1,110	300	$333,000	$159,840
71002252	73013476	Horizon Homecare Electronic Billing Module		$9,500	$2,850	1	$2,850	$1,368
71002254	73013477	Horizon Homecare Electronic Remittance Module		$5,500	$1,650	1	$1,650	$792
71000385	73000308	Horizon Homecare OASIS Extract		$3,000	$900	1	$900	$432

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

Software Pro duct No.	Software Maintenance Product No.	Description	Licensed By	List Software License Fees	Unit Software License Fees	Qty	Net Software License Fees	Annual Software Maintenance Fees
Horizon Homecare Agency Management Third-Party Software Modules
71000860	73006548	Horizon Homecare First DataBank National Drug Data File		$2,000	$2,000	1	$2,000	$2,000
71000701	73006321	Horizon Homecare ICD-9 Codes		$450	$450	1	$450	$450
Horizon Homecare Connection Advanced Clinicals / Clinical Assistant Dual License - Device Licenses
71002969	73015819	Horizon Homecare Connection Advanced Clinicals / Clinical Assistant Dual License	Devices	$3,700	$1,110	165	$183,150	$87,945
Horizon Homecare Advanced Clinicals Third-Party Software Modules
71000981	73006196	Horizon Homecare VNA First Home Care Steps Clinical Knowledge Base		$6,825	$6,625	1	$6,825	$1,229
Horizon Homecare Connection Clinical Assistant - PDA Licenses
71003163	73016052	Horizon Homecare Connection Clinical Assistant	Devices	$2,700	$810	130	$105,300	$50,570
Horizon Homecare Additional Modules
71000417	73006320	Horizon Homecare General Ledger Extract		$8,000	$2,400	1	$2,400	$1,152
71000414	73006323	Horizon Homecare Payroll Extract		$12,000	$3,600	1	$3,600	$1,728
71000395	73006360	Horizon Homecare Clinical Forms Editor		$6,000	$1,800	1	$1,800	$864
71000920	73008250	Horizon Homecare Billing Forms Editor		$20,000	$6,000	1	$6,000	$2,880
71001720	73010370	Horizon Homecare Insight		$52,000	$15,600	1	$15,600	$7,488
		Software and Software Maintenance Service Subtotals:					$665,525	$318,738

Horizon Homecare Connection Data Center								Annual Fee
N/A	73000162	Horizon Homecare Connection Agency Management Data Center		N/A	N/A	1	N/A	$78,000
N/A	73000163	Horizon Homecare Connection Advanced Clinicals Data Center		N/A	N/A	1	N/A	$42,900
N/A	73015650	Horizon Homecare Connection Clinical Assistant Data Center		N/A	N/A	1	N/A	$26,000
					Data Center Subtotal:			$146,900

	Software, Software Maintenance Services and Data Center Totals:						$665,525	$465,638

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

Software Payment Terms: Twenty-five percent (25%) shall be due upon the Contract Supplement Effective Date. The remaining seventy-five percent (75%) shall be due and payable as follows: twenty-five percent (25%) shall be due the earlier of the Agency Management System Skilled Division Pilot Site Live Date or six (6) months from Contract Supplement Effective Date; twenty-five percent (25%) shall be due the earlier of Advanced Clinicals Pilot Site Live Date or twelve (12) months from Contract Supplement Effective Date; and twenty-five percent (25%) shall be due the earlier of Agency Management System IHSS Division Pilot Site Live Date or eighteen (18) months from Contract Supplement Effective Date.

Software Maintenance Services Payment Terms: The Software Maintenance Services Term shall begin upon the Contract Supplement Effective Date and shall continue for a period of two (2) years thereafter (the “Initial Maintenance Term”). The first annual Software Maintenance Services fee shall be due twelve (12) months from the Contract Supplement Effective Date. Customer shall pay the first annual and any renewal Software Maintenance Service fees on a monthly basis, in twelve (12) equal monthly installments, each monthly payment due on the first (1st) day of each calendar month, per Section 2.2 in the Agreement.

Horizon Homecare Connection Data Center Payment Terms: The Data Center Term shall begin upon the Contract Supplement Effective Date and shall continue for a period of two (2) years thereafter( the “Initial Data Center Term”). The first annual Data Center fee shall be due upon the Contract Supplement Effective Date. Effective as of the date the first full-annual Data Center fee is due, Customer shall pay the annual Data Center fee on a monthly, basis, in twelve (12) equal monthly installments.

IMPLEMENTATION SERVICES
Description	List Services Fees	Net Services Fees
Implementation Services as set forth in Exhibit 1 attached hereto	$928,454	$464,227

Implementation Services Payment Terms: One-hundred percent (100%) shall be due in fifteen (15) equal, consecutive, monthly payments beginning upon the Contract Supplement Effective Date.

Implementation Services Total: $464,227

GRAND TOTAL:	$1,129,752	$465,638

LINE ITEM COMMENTS:

1.	The Software licensed herein is for use at the Customer’s Data Center and at the Facility(ies):

Facility	Address	City	State	ZIP
* Addus HealthCare, Inc.	2401 S. Plum Grove Road	Palatine	IL	60067

* Location of Customer’s Data Center

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

(NOTE: Customer shall provide McKesson written notice of any change in the location of its Data Center; provided, that Customer shall not move its Data Center outside the U.S. without McKesson’s prior written consent. It is not necessary to list offices of physicians and other caregivers who have privileges at a health care facility identified above.)

2.	It shall be Customer’s responsibility to ensure that all discounts or the appropriate net price received from McKesson pursuant to this Contract Supplement are properly reflected on any cost reports filed by Customer to any government entity.

3.	Horizon Homecare and related Business Partner Software Maintenance Services shall include federal and state mandated changes for the areas of patient accounting and medical records, where such changes are made by McKesson to the Software after the Software delivery date but not separately priced or marketed by McKesson to its customer base.

4.	Software Maintenance Services.

4.1	Software Maintenance Term. McKesson will provide Software Maintenance Services for the Software licensed hereunder for an initial term which will commence on the Contract Supplement Effective Date and will end two (2) years thereafter (the “Initial Software Maintenance Term”) per Section 2.2 in the Agreement. Following the expiration of the Initial Software Maintenance Term, subject to Customer’s payment of the applicable Software Maintenance Services fees, McKesson will continue to provide Customer with Software Maintenance Services for successive, automatically renewable one (1) year periods (“Renewal Terms”), unless either party provides the other party with written notice of termination of Software Maintenance Services no less than ninety (90) days notice prior to the end of the Initial Software Maintenance Term or ninety (90) days prior to the end of the applicable Renewal Term.

4.2	Software Maintenance Services Fees. Annual Software Maintenance Services fees shall be due in accordance with the terms and conditions of the Agreement and this Contract Supplement and be prorated on a 365-day calendar year. McKesson will have the right to increase Software Maintenance Services fees upon sixty (60) days notice to Customer, provided that the amount of any such increase will not exceed the lower of (a) four percent (4%), or (b) the annual percentage increase in the ECI, per Section 2.2 in the Agreement. Any such increase will not be effective until the next annual term of Software Maintenance Services. “ECI” means Employment Cost Index, Compensation, Private Industry, White Collar Occupations, not seasonally adjusted, (June 1989 = 100), as published by the US Department of Labor, Bureau of Labor Statistics.

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

5.	a. McKesson will support applicable federal mandated changes made by McKesson as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Title II Subtitle F Section 261-264 titled “Administrative Simplification”, in the area of data content within the current Horizon Homecare functionality as described in the product Documentation as of the Contract Supplement Effective Date and generally provided to McKesson’s customers as part of Software Maintenance, unless such changes are separately priced and marketed by McKesson to its general customer base.

b. McKesson will use best efforts to provide such data content changes referenced in the preceding paragraph as referenced in the Implementation Guides pursuant to HIPAA and as are applicable to such McKesson-owned Software in a timely fashion such that Customer will be able to implement such updates or enhancements prior to the compliance date of requirements. In the event the Customer applies for an extension under this paragraph, McKesson’s obligations are similarly extended.

6.	Implementation and Education Services. Implementation and Education Services are set forth in Exhibit 1 attached hereto.

6.1	Implementation Plan. McKesson and Customer agree to complete a detailed project plan (the “Implementation Plan”), within ninety (90) days following the Effective Date, which shall include implementation timelines, critical events, and the respective responsibilities of both McKesson and the Customer.

6.2	Status Reporting. McKesson agrees to provide Customer with written implementation status reports on a monthly basis or other mutually agreed upon frequency in a format agreed to by McKesson and Customer. Such reports shall include (without limitation) a critical issues management list, including any potential sources of delay or actual or potential Implementation problems, the status of previously identified issues, and a list of completed and outstanding tasks, and update of the status of the overall implementation, and a summary of out-of-pocket expenses.

6.3

Scope Change. If: (a) any material assumption specified in the Contract Supplement in connection with the Implementation proves to be inaccurate; or (b) Customer changes the scope of the Implementation Services without McKesson’s written consent, then, in addition to any other remedies that McKesson may have under this Agreement or at law, McKesson may change the Implementation Service fee and/or amend the Implementation Services to provide for any change in costs to McKesson due to McKesson’s adjustment to account for the said inaccurate assumption or change to scope of the Implementation Services. In the event of a delay or failure to comply with the Implementation

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

Services, the party responsible for the delay shall provide additional, qualified temporary personnel or take such other action required under the circumstances, at no charge to the other party, in order to perform in a timely manner and in accordance with the agreed upon Implementation Services.

6.4	Implementation Personnel. Subject to the provisions of this Contract Supplement and the Agreement, McKesson shall supply such resources as are necessary to meet its obligations to perform the Implementation Services to Customer, as described and not to exceed those services set forth in the implementation plan attached hereto as Exhibit 1.

6.4.1	In recognition of the importance of timely completion of Services, McKesson warrants that it shall have and maintain sufficient resources, facilities, capacity and manpower to assure that its services shall be diligently performed in accordance with the terms and conditions of this Contract Supplement and the Agreement in a timely, skillful, professional, workmanlike and competent manner by qualified personnel familiar with the Software or Equipment and its operation and the Services shall conform to or exceed the standard generally observed in the industry for similar services. In the event that any dedicated project personnel take vacation for longer than one (1) business week and are unavailable to Customer, McKesson agrees to make reasonable efforts to provide Customer thirty (30) days notice and to make accommodations for said absence in order not to delay the Implementation Plan.

6.4.2	McKesson shall inform Customer of the designated Project Manager and other implementation personnel and shall provide a written description of their backgrounds and experience, with references upon request. Customer reserves the right to review assignment of said Project Manager and notify McKesson of any reasonable objection to said assignment. If a replacement is requested by Customer, McKesson will make reasonable efforts to provide an alternate resource as schedules permit, but cannot guarantee that it will be able to do so without delaying the Implementation Plan.

6.4.3

McKesson agrees that personnel assigned to perform Implementation Services for Customer under this Contract Supplement shall be available to Customer by McKesson until completion of the task(s) intended to be performed by such personnel, and McKesson shall use commercially reasonable best efforts to maintain consistency of such personnel (including any subcontractors), except that the foregoing shall not be construed to require McKesson to maintain such personnel (and McKesson shall not be in breach of this Section) if such personnel are terminated by McKesson, if such personnel voluntarily discontinue or request modification of their employment with McKesson, or such

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

personnel are otherwise not available due to personal circumstances or medical leave or other similar type of leave. Any services to be provided by non-dedicated McKesson personnel will be provided as schedules permit, so long as there is no material negative impact on the fulfillment of the Implementation Plan.

6.4.4	There will be no additional charge to Customer for delay, change in scope or otherwise, resulting from the replacement of McKesson personnel. Further, McKesson agrees that any agents of McKesson that assist McKesson in the provision of Implementation Services shall satisfy the requirements of this Contract Supplement and the Agreement.

6.5	Customer Responsibilities. Customer acknowledges its responsibility to meet its obligations under the implementation plan. Customer agrees to assign qualified personnel to the required positions during the Installation and Implementation process. All Implementation Services not expressly defined as a McKesson task(s) will be the responsibility of Customer. McKesson is fully committed to the timely performance of its obligations under any implementation plan developed and mutually agreed upon by the parties. Customer acknowledges that the successful implementation of any software application requires the timely performance by each party’s qualified resources of their respective obligations under the implementation plan. Because a successful implementation requires performance by Customer of certain tasks, McKesson cannot take sole responsibility for the timely implementation of any software application.

7.	Third-Party Terms. Third-Party terms are set forth in Exhibit 2 attached hereto.

8.	Horizon Homecare Advanced Clinicals / Clinical Assistant Dual License. The Software license granted hereunder permits the use of either Horizon Homecare Advanced Clinicals Software in conjunction with a portable personal computer (“PC”), or Horizon Homecare Clinical Assistant Software in conjunction with a personal data assistant (“PDA”), up to the total aggregate number of devices set forth in the applicable Contract Supplement. Customer may remove the Horizon Homecare Advanced Clinical Software from a PC and subsequently install it and use Horizon Homecare Clinical Assistant on a PDA, or vice versa, as long as (a) the Software is removed from the device prior to installation on the new device, and (b) the total combined number of devices on which either Software is loaded does not exceed the number of devices licensed in this Contract Supplement. Customer shall be responsible for any Equipment or implementation costs resulting from such a license transfer, and no credit for any subsequently unneeded Equipment shall be granted by McKesson in the event of any such license transfer.

9.	License Upgrade Option.

9.1	Customer may upgrade Horizon Homecare Clinical Assistant Software device licenses purchased pursuant to this Contract Supplement to an equal number of

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

Horizon Homecare Advanced Clinicals Clinical Assistant Dual License Software device licenses at any time after such Horizon Homecare Clinical Assistant Software licenses have been paid in full, by notice to McKesson and payment of the Software and annual maintenance upgrade fees for the balance of the Software Maintenance Term as set forth in the applicable Contract Supplement. Any maintenance upgrade fees then due for the remainder of the calendar year shall be calculated on a pro rata basis from the date of the notice and the end of the calendar year in which notice was given.

9.2	For a period of three (3) years after the Contract Supplement Effective Date, Customer may, upon execution of a new and separate Contract Supplement, upgrade Horizon Homecare Clinical Assistant Software device licenses purchased pursuant to this Contract Supplement to an equal number of Horizon Homecare Advanced Clinicals / Clinical Assistant Dual License Software device licenses at any time after such Horizon Homecare Clinical Assistant Software licenses have been paid in full, upon payment to McKesson of Three Hundred Dollars per license ($300/license) and increased Software Maintenance Services fees of One Hundred Forty-four Dollars per license per year ($144/license/year) as Software and annual maintenance upgrade fees for the balance of the Software Maintenance Term.

10.	Horizon Homecare Connection.

10.1	The Data Center Term shall begin upon the Contract Supplement Effective Date and shall continue for a period of two (2) years thereafter (the “Initial Data Center Term”). If Customer chooses to install the Software licensed under this Contract Supplement on Customer’s own equipment at Customer’s Data Center Facility identified in Line Item Comment 1 herein, then Customer may notify McKesson in writing of Customer’s intent to terminate the Initial Data Center Term under this Contract Supplement, effective ninety (90) days after the date of such notice sent to McKesson, attention ECSG Vice President of Support, with copy to ECSG Vice President of Sales, at 1550 E. Republic Road, Springfield, MO 65804, via overnight delivery service or U.S. Mail, certified and return receipt requested. Customer acknowledges that (i) Customer already has a copy of the Software (delivered upon Contract Supplement Effective Date) and therefore, exercising this right does not require shipment of additional software, and (ii) additional fees for Implementation Services for installation of the Software upon Customer’s equipment may apply, any such fees to be set forth in a separate contract.

10.2

For a period of eighteen (18) months after the Contract Supplement Effective Date, Customer may purchase McKesson-provided Implementation Services for the installation of the Software upon Customer’s equipment should Customer terminate the Initial Data Center Term per Section 10.1 above, at a discounted fee of twenty-five percent (25%) off of the then-current List Price for such McKesson-provided Implementation Services (“the Discount”), pursuant to the

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

terms and conditions of the Agreement, and upon the execution of a Contract Supplement identifying the Implementation Services purchased by Customer and subject to each of the following: (a) the Discount shall not apply to any Implementation Services provided by a third party and (b) as of the effective date of the applicable Contract Supplement, Customer is not past due on any undisputed invoices, fees, charges or expenses owed to McKesson.

11.	Optional Software.

11.1	For a period of three (3) years after the Contract Supplement Effective Date, Customer may, upon execution of a new and separate Contract Supplement, license the McKesson-owned Software listed below at the Customer’s Data Center and its Facilities, for the license fees specified below and under the terms of the Agreement. Customer acknowledges that the Optional Software may require additional third-party software products, which may be licensed by Customer at McKesson’s then current rate. Customer also acknowledges that additional fees may apply upon licensure of such Software, including without limitation, fees for Implementation Services, Software Maintenance Services and Equipment. McKesson reserves the right to charge annual Software Maintenance Services fees for additional Software licensed.

Software Product No.	Description	Licensed By	Unit Software License Fees (per License)
71000359	Horizon Homecare Connection Agency Management	Concurrent Users	$1,110
71002969	Horizon Homecare Connection Advanced Clinicals / Clinical Assistant Dual License	Devices	$1,110
71003163	Horizon Homecare Connection Clinical Assistant	Devices	$810

11.2	For an additional period of three (3) years after the initial three-year option pricing period set forth in paragraph 11.1 herein, McKesson agrees to increase license fees for the McKesson-owned Software listed above by no more than thirty percent (30%) per year over the previous year’s price. Notwithstanding the foregoing sentence, during this additional three (3) year period, if Customer makes any purchase in a single Contract Supplement of a total quantity of one-hundred fifty (150) or more licenses for the McKesson-owned Software listed above, Customer may purchase such licenses at the “Unit Software License Fees” set forth in paragraph 11.1 herein.

McKesson Information Solutions LLC (“McKesson”) Confidential and Proprietary to McKesson	Addus HealthCare, Inc. Customer Number TBD Contract Number 1-IXIQU March 24, 2006

12.	Expenses. Customer will reimburse McKesson, within thirty-five (35) days after date of invoice, for all reasonable out-of-pocket expenses incurred by McKesson or its suppliers in the course of providing services, including, but not limited to, travel, accommodations and living expenses in accordance with McKesson’s current travel policies set forth in Exhibit 3 hereto. Expenses will be billed monthly as incurred.

AUTHORIZATION

The pricing set forth in this Contract Supplement is valid until March 31, 2006. In the event this Contract Supplement is not executed on or before March 31, 2006, the pricing set forth herein is subject to change.

Customer’s purchase order number is required. If this contract is equal to or exceeds $10,000, a copy of Customer’s purchase order(s) must be attached. Pre-printed terms and conditions on or attached to Customer’s purchase order(s) shall be of no force or effect. Failure to provide McKesson with a purchase order number or copy shall not relieve Customer of any obligations, including payment obligations, under this contract.

Addus HealthCare, Inc.		McKesson Information Solutions LLC

Signature:	/s/ W. Andrew Wright	Signature:

Printed Name:	W. Andrew Wright	Printed Name:

Title/Position:	President and CEO	Title/Position:

Customer PO No.:		Date:

Date:	3/24/06

Thank You For Your Business

(Please attach Customer’s Purchase Order)

EXHIBIT 1 TO CONTRACT SUPPLEMENT NO. 1-IXIQU

IMPLEMENTATION SERVICES

Horizon Homecare & HospiceTM Implementation Services Exhibit

Addus Healthcare

March 23, 2006

1.1	STATEMENT OF PROJECT SCOPE. McKesson shall provide the implementation services described in this Exhibit for the Horizon Homecare & Hospice™ Software set forth herein (the “Implementation Services”) subject to the terms and conditions set forth below. McKesson acknowledges that Customer is relying upon the expertise, experience and knowledge of McKesson in identifying and including those implementation services required for a successful implementation. McKesson shall commence delivery of the Implementation Services on a mutually agreeable date. The Implementation Service rate (as set forth herein) is valid until (i) the Horizon Homecare & Hospice™ Software Service Path duration is reached, or (ii) twelve (12) months from the Contract Supplement Effective Date, whichever is earlier. The modules and associated Service Path durations are set forth in Exhibit 1 below.

1.2	DEFINITION OF BILL TYPES. The Implementation Services will be provided on a fixed fee (“Fixed Fee”) or time and materials (“Time and Materials”) basis:

Fixed Fee - “Fixed Fee” means that the Implementation Services will be delivered by McKesson at a set price determined by McKesson taking into account the project scope, and the time and resources necessary to complete the project scope.

Time and Materials Fees - Time and Materials Fees means that the Implementation Services will be delivered by McKesson on a time and materials basis such that the fees payable by Customer will be based on the number of hours spent by McKesson multiplied by the applicable hourly rate of twenty-five percent (25%) off of the published rate per hour or a rate previously contracted for and specified in the Agreement. Such hourly rate shall be valid for eighteen (18) months from the Contract Supplement Effective Date or in accordance with the terms set forth in this Exhibit, after which the McKesson current prevailing rate for that service level shall apply. McKesson may estimate the amount of hours and/or days necessary to provide the Implementation Services; however, Customer will only be billed for the actual time spent by McKesson.

Productive Use - for the purposes of this Exhibit, “Productive Use” shall have the same meaning as “Live Date.”

Product - for the purposes of this Exhibit, “Product” shall have the same meaning as “Software.”

1.3	OUT OF SCOPE PROJECT(S). Additional services required as a result of Software release changes, modifications, improvements, or any other services, interfaces or conversions, or additional training (“Additional Services”), are beyond the scope of the Implementation Services defined in this Exhibit. In the event any Additional Services are requested by Customer, McKesson and Customer will determine the scope of Additional Services to be provided, and the terms and conditions (including fees to be paid) (“Additional Services Fee”) pursuant to which such Additional Services shall be provided by McKesson. Any modifications to the Implementation Services will be agreed upon in writing by Customer and McKesson.

1.4	DEFINITION OF PROJECT SCOPE. The Implementation Services are more expressly defined in the Customer’s Definition of Project Scope Descriptions and Deliverables, which follow below.

This Quote was Prepared for:

Addus Healthcare

March 23, 2006

Horizon Homecare Services and Options

Implementation Services – Not to Exceed Limits

	Attendees	Units	Remote Hours	McKesson Facility	Client Site	Charge per Unit	Total Fee
Agency Management System (AMS)
CBT’s (Computer Based Education)
Overview Ed CBT 1 CD Pre-Requisite to Kickoff Meeting		1				$428	$428.00
Classroom Education Classes
Org Structure, Ref File, Ed. Consulting & File Build (Consulting Onsite) (10) User ID’s provided to access the Ref File WBT’s at no cost	12	Completion of the WBT course is considered a Pre-Requisite to the onsite course.			3.50	$1,233	$4,316.00
Web Classes (Instructor Lead)
Customer Web Classes	30	5				$1,500	$7,500.00
On-Site Assistance
Project Kickoff for PM					2.00	$783.00	$1,566.00
Operational Testing AMS					3.50	$783.00	$2,741.00
Live Billing Consulting					3.50	$783.00	$2,741.00
Live Payment & Reporting Consulting					3.50	$783.00	$2,741.00
Advanced Clinicals
Education Classes
Tech Admin of the Laptop	2			3		$360	$2,160.00
Remote Assistance and Consulting
Implementation Services			25.00			$78.30	$1,958.00
E-Meetings
Clinical Config Consulting			25.00			$90.00	$2,250.00
Other Services
Clinical End User Quick Reference Guides		75				$11.25	$844.00
Guideline Related Services (Optional)
Web Classes
Guideline Development	3					$225	$675.00
Onsite Consulting
Guideline Dev & Consulting for VNA First					3.00	$783.00	$2,349.00
Clinical Assistant
Remote Assistance - New Business			10.00			$78	$783.00

Implementation Services (continued)

	Attendees	Units	Remote Hours	McKesson Facility	Client Site	Charge per Unit	Total Fee
Scheduling
Remote Assistance & Consulting
Implementation Assist			12.00			$78.30	$940.00
Configuration Assist					3.50	$783.00	$2,741.00
E-Learning Subscription
Role Based E-Learning Modules Subject to Annual Renewal Fee of 100% of the Shown Fee. Licenses can be shared amongst all licensed users.	100		Licenses				$10,000.00
Clinical Forms Editor
Consulting			5.00			$78.30	$392.00
Education Class	2			3		$270	$1,620.00
837 Electronic Formal Editor
Consulting			3.00			$78.30	$235.00
Formats & Elec Billing CBT 1 CD		1				$428	$428.00
837 Billing Options Editor CBT 1 CD		1				$428	$428.00
Payroll
Implementation			30.00			$78.30	$2,349.00
Configuration Analysis					2.50	$783.00	$1,958.00
Productive Use Test Assist					2.50	$783.00	$1,958.00
Education Services	2			3		$270.00	$1,620.00
General Ledger
Implementation			8.00			$78.30	$626.00
Basic G/L Functionality CBT 1 CD		1				$855	$855.00
Insight Services – Fixed Fee
Onsite Ed, Config, Ref Setup, Backload & Testing Assistance							$1,800.00
Report Analysis & Consulting					2.50		$1,958.00

Total Remote Assistance (Hours)			118.00
Total On-Site Days					30.00
Service Track Total							$62,960.00

Additional Services
	Attendees	Units	Remote Hours	McKesson Facility	Client Site	Charge per Unit	Total Fee
Consulting
Clinical Consulting-RN					20	$783.00	$15,660.00
Agency Operations Audit Consulting					10	$783.00	$20,880.00
Billing & AR Consulting					20	$783.00	$15,660.00
Scheduling Consulting					20	$783.00	$15,660.00
Dedicated Project Manager for 1 year (120 days from contract signing). Available 220 days per year, 12 days per month on site customer location.		1.0				$162,000.00	$162,000.00
Full Time Equivalent Education Coordinator for 6 months. Available 110 days, 12 days per month onsite at customer location.		0.5				$81,000.00	$81,000.00
Dedicated Resource for 2 months not to exceed 20 days on-site.		.17				$27,000.00	$27,000.00
On-Site Education

Sched & Office Clinicals	12				3.5	$2,925.00	$10,238.00
Billing & Financial	12				3.5	$2,925.00	$10,238.00
Adv Clinicals Ed Class	12				3.5	$2,925.00	$10,238.00
Additional Education
Reporting with Crystal Reports	1			4		$270.00	$1,080.00

Sub Total for Additional Services							$369,654.00
Total Additional Onsite Days					80.50

Development Services – Fixed Fee
Custom Payroll and G/L Extracts
Payroll Extract Formatting Services							$4,860.00
G/L Extract Formatting Services							$4,253.00
Total							$9,113.00

Specialty Implementation Services – Not to Exceed Limits
Specialty Consulting
End-User Training Manuals		300	300.00			$75	$22,500.00
Total			300.00				$22,500.00

Totals
HHC Service Path	$62,960.00
Additional Services	$392,154.00
Migration & Custom	$9,113.00
Grand Total	$464,227.00

Services Summary

	Material Number			Est Remote Hours	On-Site Days	Total Estimated Hours
Org Structure Educ	75000432	3132	$4,316.00		3.50
Scheduling Educ	75000431	3132	$10,238.00
Billing & Financial Educ	75000430	3132	$10,238.00
Advanced Clinicals Educ	75000429	3132	$10,238.00
Payroll Educ	75000426	3132	$1,620.00
Crystal Reports Educ	75000422	3132	$1,080.00
Clinical Forms Editor Educ	75000428	3132	$1,620.00
Tech Admin of Laptops Educ	75000420	3132	$2,160.00

Guideline Web Class	75002761	3132	$675.00
Cust Maint Web Class	75002764	3132	$7,500.00

E-Learning	75003020	3132	$10,000.00

Overview Education CBT	75002281	3132	$428.00
G/L Ops CBT	75001944	3132	$855.00
7.0 Billing Op CBT 837 EMC	75002132	3132	$428.00
837 Formats & Billing CBT	75002176	3132	$428.00
7.0 Clinical User Quick Ref Guide	75002342	3132	$844.00

AMS Services	74000923	3132	$351,565.00	15.00	96.50	1272.00

Advanced Clinicals Services	74000921	3132	$7,340.00	60.00	3.00	290.00

Insight Services	74005126	3132	$1,958.00		2.50	25.00

Payroll Services	74001014	3132	$6,265.00	30.00	5.00	80.00

G/L Services	74001015	3132	$626.00	8.00		8.00

Forms Consulting	74004276	3132	$392.00	5.00		5.00
Insight Services Technical	74005117	3132	$1,800.00			22.99
G/L Custom	74000954	3132	$4,253.00			42.00
Payroll Development	74001013	3132	$4,860.00			48.00
Customization Services	74000953	3132	$22,500.00	300.00		300.00

TOTAL SERVICES
			$464,227.00	418.00	110.50	2092.99
T&M Services (billed as incurred @ $125/HR)	74000923	3132

CUSTOMER’S DEFINITION OF

PROJECT SCOPE

Addus Healthcare

March 23, 2006

Customer Specific Service Terms and Conditions

For Horizon Homecare & Hospice™ Software

GENERAL TERMS AND CONDITIONS: The Implementation Service Fee for the Implementation Services contracted for under this Contract Supplement is based on the following terms and conditions:

1.	Interface engine services, such as interface translations, communications protocol, filtering, etc. are not included in the standard interface fees specified herein, and are the responsibility of Customer’s interface engine resources.

2.	Customer acknowledges that hardware requirements frequently change and that Customer is responsible for all hardware upgrades required to meet the minimum specifications for use with the Horizon Homecare & Hospice™ Software.

3.	Customer is responsible for upgrades to workstation and laptop operating systems as required for use with the Horizon Homecare & Hospice™ Software.

4.	Customer will acquire a copy of Microsoft Project 2002 to coordinate project plans with the assigned McKesson project team(s).

5.	SQL Database Replication is a function within SQL Server which is not required for use with the Horizon Homecare & Hospice product. Therefore, if the use of this function is required by Customer, it is recommended that the Customer either contract with the McKesson Technical Staff for support or provide the necessary staff who have been trained to use and administer this function.

6.

Unless otherwise specified herein, the pricing set forth in this Exhibit assumes: (1) no interface or conversion services are requested, (2) a single/centralized Customer project team implementation methodology as more fully defined in the Horizon Homecare & HospiceTM Implementation Service Path set forth in Attachment I to this Exhibit, and (3) a train-the-trainer methodology for end-user education.

7.	The length of the Horizon Homecare & Hospice™ Service Path may not reflect the actual length of the full Software deployment. Deployment completion is Customer-driven based on factors such as Customer project resource allocation and/or organizational requirements. Transition from implementation to customer support may occur prior to final deployment of all Software by Customer.

8.	McKesson will provide to Customer on a monthly basis, or as requested by Customer, an Implementation Product Status Report that will include the following items:

a.	A milestone summary, including education dates, on-site visit dates, projected Live Date and transition to support dates;

b.	A list of issues requiring management attention;

c.	A list of major accomplishments since the last Implementation Product Status Report;

d.	A list of activities planned but not accomplished since the last Product Status Report;

e.	An outline of goals for the next reporting period;

f.	A list of attached reports, including trip reports;

g.	A list of next-scheduled on-site visits;

h.	A cumulative utilization summary of the Implementation Service hours per month, including comparison to hours/days contracted, and if requested by Customer, a summary of expected variances between those hours/days contracted and expected to complete the implementation plan; and

i.	Detail on any other miscellaneous items relevant to the success of the Implementation Services project.

9.	Customer will reimburse McKesson for all reasonable out-of-pocket expenses, including travel and living expenses, incurred by McKesson in performing the Implementation Services in accordance with McKesson’s current Travel Policy.

10.	The number of: (1) education days, (2) attendees, and (3) remote hours described in this Exhibit, are “not to exceed” limits. If Customer exceeds the amounts set forth herein, Customer will be billed at the rates set forth in the Contract Supplement.

11.	If Customer wishes to receive live distance learning sessions via the internet, these sessions will be charged at a rate equivalent to McKesson’s normal remote hourly rate for each one (1) hour of internet education. High speed internet access (56K or better) is required. The customer may also be required to load a third party software product to enable the distance-learning tool.

12.	If Customer wishes to exchange hours of service to onsite consulting days, the conversion rate is nine (9) hours equals (=) one (1) day. This exchange does NOT include onsite education classes that are billed at a rate of $2,925 per day. This exchange does refer to the rate per day for onsite services only. The daily rate for onsite services is equivalent to nine (9) times McKesson’s normal remote hourly rate, except in the instance of an onsite education class. For example, if Customer purchases one hundred (100) hours of remote services, Customer can convert the one hundred (100) remote hours to eleven (11) days of onsite services at no additional charge (except for related travel and living expenses).

13.	Customer can expect a McKesson worker to spend eight (8) hours at the agency each day excluding lunch and breaks and each onsite day is considered an eight (8)-hour workday. If Customer desires to extend the number of hours beyond the standard eight (8) hours, each fifteen (15) minute period thereafter will be charged against Customers Remote Services Bank of Hours.

14.	If Customer exceeds the number of hours allocated for an individual service item listed in the pricing section of this Exhibit, Customer may apply any unused hours from other like services within the scope of this Exhibit, so long as the total number of hours utilized do not exceed the cumulative total of all hours contracted for under this Exhibit. Development of customizations, data conversions or hardware installation services are outside the scope of the Implementation Services and may be purchased on a Fixed Fee basis.

15.	If Customer does not utilize all the hours, visits, attendees, etc. allocated in this Exhibit, Customer can utilize unused hours, visits, attendees, etc. for like services for a period of eighteen (18) months from Contract Supplement Effective Date.

16.	The parties acknowledge that the only Implementation Services being purchased by Customer from McKesson are for the Horizon Homecare & Hospice™ Software listed in the pricing section of this Services Exhibit, and McKesson has no obligation to perform any Implementation Services for any Software not listed in this Exhibit.

17.	In the event that Customer has failed to commence the Implementation Services of all of the Horizon Homecare & Hospice™ Software listed in this Contract Supplement within twenty-four (24) months after the Contract Supplement Effective Date (the “Start Date”) through no fault of McKesson, then upon return of any Implementation Services prepayments in the manner described below, McKesson shall be relieved and released of its obligation to perform any unfulfilled Implementation Services set forth in this Exhibit. If Customer has prepaid Implementation Services Fees, McKesson shall return any such Implementation Services prepayments less (i) any outstanding invoices due McKesson; and (ii) amounts due McKesson for Implementation Services which were performed or charges incurred, but not invoiced to Customer as of the Start Date.

18.	Service hours and onsite time purchased through this Exhibit do NOT include weekends, holidays, and after-hours work. After-hours work is considered work performed outside 7am to 6pm Central Standard Time. Onsite work assumes Customer’s work hours. If Customer wishes to schedule after-hours, weekend or holiday work, these services will be scheduled based on availability and at the following rates:

•	Project Manager = $150 per hour

•	Implementation Analyst = $130 per hour

•	Technical Analyst = $175 per hour

•	Consultants = $150 per hour

19.	Upon the Contract Supplement Effective Date, typical Items which are charged against the services hours purchased include:

•	Project Administration Activities

•	Project Conference Calls

•	Issue Reporting - Issue Tracking

•	Issue Research

•	Customer Letters

•	Process Re-engineering Research and Consulting

•	Answering E-mail Questions from Customers

•	Answering Phone or V-mail Questions

•	Tracking & Reporting Implementation Service Hours Usage

•	Monthly Status Reports

•	Customer Project Reporting

•	Product Education - Project Education

•	Project Administration/Planning

•	Project Monitoring

•	On-site Engagements

•	Data Conversion Services

EDUCATION CLASSES:

20.	If Customer cancels a confirmed attendee to any class purchased hereunder within one (1) work week of the class start date, the full registration fee shall be assessed.

ONSITE EDUCATION:

21.	Any education performed at Customer’s location will be limited to no more than the contracted for number of attendees specified herein. The maximum number of attendees shall not exceed twelve (12) individuals.

22.	Customer is responsible for all equipment needs such as workstations and projection units needed to conduct the education.

HORIZON HOMECARE & HOSPICE CONNECTION™:

23.	Customers resource commitment for the project implementation should equal at least one (1) dedicated full time employee (“FTE”) per fifteen thousand (15,000) annual visit volume.

24.	High-Speed Internet connectivity of 256,000 bits per second is required for Horizon Homecare & Hospice Connection™ customers. It is recommended that customers with Advanced Clinicals have a minimum of 384,000 bits per second Asymmetrical Digital Subscriber Line (ADSL) or Cable Modem service to support additional overhead required for laptop upgrades and maintenance. Dial-up analog modem bonding is not supported.

25.	Customer must coordinate with local telephone company and an ISP to install a high-speed Internet line and router.

26.	Internet Protocol Security (“IPsec”) compatible router using Network Address Translation (“NAT”) or Static IP addresses are required if Customer implements the Horizon Homecare & Hospice Advanced Clinicals Software.

27.	In the event Customer does not acquire any necessary equipment needed in order to run the Horizon Homecare & Hospice™ Software from McKesson and in order for McKesson to certify that the Horizon Homecare & Hospice™ Software will run on the equipment, Customer must provide complete equipment configuration information to McKesson’s technical representative prior to McKesson’s onsite technical visit.

28.	The complete installation and configuration of all local agency hardware and operating systems is required in order to access Horizon Homecare & Hospice Connection™ and McKesson’s InfoCenter Web Based Training modules prior to the project implementation kick-off conference call.

29.	Customer will, upon request, provide proof of required Microsoft™ and Citrix™ licenses for each user that will be accessing the Data Center environment.

•	Microsoft 2000 Client Access License OLP

•	Open SQL 2000 Client License

•	Windows 2000 Terminal Services Client Access License

•	Citrix Metaframe User License

30.	Customer must complete the Horizon Homecare & Hospice Connection™ education via the InfoCenter Web Based Training Modules that is provided by McKesson and made available on the Internet.

31.	Use of any other software (McKesson owned or third party) other than that which is required for use with the Horizon Homecare & Hospice Connection™ laptops is not recommended or supported by McKesson.

32.	Horizon Homecare & Hospice Connection™ laptops require the use of Virtual Private Network (“VPN”) Client software to establish a secure database connection over the Internet. This software is provided by McKesson or is part of the Windows™ operating system.

33.	Upgrades of third party software, such as Virtual Private Network (“VPN”) Client software, may necessitate other hardware or software upgrades. McKesson will advise Customer as soon as practically possible of any such requirements. Customer is responsible for any costs that may be incurred to upgrade either Customer’s hardware or operating system software due to such upgrade requirements from third party vendors.

34.	SQL licenses are required for use with Horizon Homecare & Hospice Connection™ laptops and Customer is responsible for acquiring such licenses at Customer’s expense.

DISTANCE LEARNING EDUCATION:

35.	Customer is responsible for any software or hardware upgrades required to meet the minimum specifications listed below for loading the McKesson Distance Learning course compact discs (“CD’s”). CD’s may be duplicated by Customer for internal use only for Customer, provided, however, that Customer may not delete any trademark, copyright or other proprietary notices of McKesson and must reproduce any and all such McKesson proprietary notices on all CD’s and all copies thereof.

•	IE 6.0 or higher browser

•	Screen resolutions of 1024/768 pixels or higher

•	CD ROM drive (if using Distance Learning on CD)

•	Sound card adapter

36.	The following plug-ins and Media Player Codecs can be easily downloaded during Distance Learning set up:

•	Microsoft Windows Media Player

•	Macromedia Shockwave 8 or higher player

TechSmith® Screen Capture Player

•	Fraunhofer IIS® MPEG Layer-3 Codec

CUSTOMIZATION/CONVERSION SERVICES:

37.	Conversion/Migration Service estimates include hours based on the Customer having one (1) test conversion and one (1) live conversion for its Skilled facilities, as well as one (1) test conversion and one (1) live conversion for its IHSS facilities. If additional test conversions are required due to Customer requested changes, Customer may incur Additional Service Fees.

38.	When contracting for a conversion from any third party system data to the Horizon Homecare & Hospice™ Software, Customer shall be responsible for populating a Microsoft Access database provided to Customer by McKesson with the data elements required for the conversion. This data will then be converted into a Horizon Homecare & Hospice™ database.

39.	Conversions, interface engine services, and customization work assumes that Customer’s network, both LAN and WAN are in good standing. Customer shall incur Additional Service fees if any issues arise from these areas that may lengthen the time it takes to complete the Implementation Services.

40.	All extract proposals assume that the Customer required data elements already exist within the Horizon Homecare & Hospice™ database structure. An extract cannot be built that requires data that is not yet stored within the Horizon Homecare & Hospice™ database.

41.	Support for any customization or interface developed by McKesson for Customer is not covered under Software Maintenance support, including but not limited to, any support needed to ensure the customization/interface works with future releases of Horizon Homecare & Hospice™ Software or any changes in the regulatory environment.

42.	The fees for the maintenance and support of any customization or interface will be billed at the following rates for a period of eighteen (18) months from Contract Supplement Effective Date:

a. Software Engineer	$175/hour
b. Technical Consultant	$150/hour
c. Application Analyst	$150/hour

43.	Customization projects will be considered complete once the deliverables described in this Exhibit are installed and the Software Testing Period has been completed, regardless of whether or not Customer is ‘live’ on other Horizon Homecare & Hospice™ Software modules.

44.	Volume of analysis, development, testing, implementation and project management, etc. are based on the scope and assumptions set forth in this Exhibit. If McKesson incurs additional hours and expenses due to factors not previously communicated by Customer the associated time will be billed at McKesson’s then current rate for Additional Services.

45.	Service hours and onsite time purchased under this Exhibit do NOT include weekends, holidays, and after-hours work. After-hours work is considered work performed outside 7am to 6pm Central Standard Time. If Customer wishes to schedule after hours, weekend or holiday work, these services will be scheduled based on availability and at the following rates for a period of eighteen (18) months from Contract Supplement Effective Date:

Software Engineer = $225 per hour

Technical Specialist = $200 per hour

Application Analyst = $200 per hour

46.	In the event McKesson forwards functional design documents (“Functional Design Documents”) to Customer for approval, no coding will be scheduled or started until the Functional Design Document has been returned to McKesson. Upon McKesson’s receipt of such document an estimated delivery date will be determined.

47.	All customization/conversion proposals are considered Fixed Fee in nature.

CUSTOM 837 FORMATS:

48.	The Implementation Service Fee pricing includes development, installation, and testing of the 837 claim formats indicated in this Exhibit. Maintenance of these formats is the responsibility of Customer.

49.	Customer must provide specifications for the purchased formats at least ninety (90) days prior to the required delivery date. Any changes to these specifications will require Additional Service Fees.

50.	All format proposals assume the Customer required data elements exist within the Horizon Homecare & Hospice™ database structure. A format cannot be built that requires data that is not yet stored within the Horizon Homecare & Hospice™ database.

HORIZON HOMECARE & HOSPICE INSIGHT:

51.	Customer has installed Horizon Homecare & Hospice Agency Management System.

52.	Customer must have the following programs installed:

a. At least one of the Microsoft Office Suite of products, version 10.0 or greater (such as Office 2002 or XP). Horizon Homecare & Hospice uses Microsoft Web Components as part of the Horizon Homecare & Hospice insight application. You must have a licensed copy (for each Horizon Homecare & Hospice Insight user) of the version 10.0, or greater, Microsoft Office products to run Web Components.

b. MDAC 2.70 on your workstations (clients)

c. Microsoft Analysis Services for SQL Server 2000, including Service Pack 2 (Enterprise or Standard Editions). Analysis Services is delivered with SQL Server 2000 and is a component on the SQL Server 2000 installation CD (in Auto Run mode).

d. SQL Server 2000, including Service Pack 2 (Enterprise or Standard Editions)

Attachment I to Services Exhibit

Horizon Implementation Service Path

Service Path Deliverables

The Horizon Homecare & Hospice Service Path Deliverables include the specific services purchased in accordance with this Services Exhibit. McKesson acknowledges that Customer is relying upon the expertise, experience and knowledge of McKesson in identifying and including those implementation services required for a successful implementation.

Customer Profiles

Prior to starting a Horizon Service Path implementation, Customer shall be responsible for establishing the necessary and sufficient project personnel required to successfully implement the Horizon Homecare & Hospice Software modules. Due to resource limitations, one (1) individual may serve in more than one (1) role in accordance with the suggested percentages of requested time as listed in the following table. Below is a comprehensive list of staff positions that may be needed to implement various Horizon Homecare & Hospice Product modules. Following this list of positions is a table showing which positions are needed for the various Product modules. Depending on the size of Customer’s organization and the amount of data and tasks may vary and the number of resources may vary as well.

Personnel	Skills and Knowledge
Horizon Project Manager (CPM)

•   Recommended 100% commitment of time to the project

•   Previous project management experience

•   Ability to commit appropriate time to project

•   Ability to grasp technical information

•   Strong departmental relationships

•   Decision making authority

•   Strong negotiation and communication skills

•   Knowledge of organizational policies and procedures

•   Understanding of current care and practice processes

•   Familiar with computer operations

•   Authority to assign accountability

System Administrator (CSA)

•   Recommended average commitment of 59% of time to the project

•   Knowledge of PCs and peripheral devices

•   Knowledge of Microsoft Windows 2000/XP Professional operating systems

•   Knowledge of Microsoft Windows 2000/2003 Server network operating system

•   Understanding of network infrastructure

•   Understanding of hardware environment

•   Understanding of data communications concepts and equipment

•   Product knowledge

•   Troubleshooting skills

•   Ability to train others effectively

Database Administrator (CDA)

•   Recommended average commitment of 33% of time to the project

•   Knowledge of relational databases and SQL queries

•   Database administration and operations expertise

•   Product knowledge

•   Knowledge of database configuration and tuning principles

Personnel	Skills and Knowledge
Reporting Analyst (CRA) (Optional position. Strongly recommended for agencies larger that have more than 150,000 equivalent visits per year)

•   Recommended average commitment of 50% of time to the project

•   Knowledge of relational databases and SQL queries

•   Database administration and operations expertise

•   Product knowledge

•   Report Writing Knowledge with tools such as Crystal Reports

•   Knowledge of database configuration

Training Analyst (CEA)

•   Recommended average commitment of 85% of time to the project

•   Knowledge of clinical processes and procedures

•   Knowledge of clinical guidelines and requirements

•   Knowledge of field staff’s caseload work and care practices

•   Understanding of business practices

•   Understanding of PCs and peripherals

•   Knowledge of Microsoft Windows operating systems use

•   Proficient use of the computer

•   Ability to grasp new concepts quickly

•   Ability to train others effectively

•   Ability to analyze training program outcomes and adjust program appropriately

•   Ability to train both trainers and end users

Product Analyst - Scheduling (CSCA)

•   Recommended average commitment of 85% of time to the project

•   Understanding of business and clinical practices

•   Knowledge of personnel skills and needs

•   Knowledge of patient and clinician associations

•   Knowledge of organizational structure and personnel utilization

•   Understanding of Human Resources processes and practices

•   Knowledge of PCs and Microsoft Windows operating systems

•   Proficient use of the computer

•   Ability to make decisions regarding system design and procedural changes

•   Ability to grasp new concepts quickly

•   Ability to lead team members and build consensus

•   Ability to train others effectively

Product Analyst - Clinical (CCC)

•   Recommended average commitment of 85% of time to the project

•   Understanding of business and clinical practices

•   Knowledge of clinical processes and procedures

•   Knowledge of clinical guidelines and requirements

•   Knowledge of field staff’s caseload work and care practices

•   Knowledge of PCs and Microsoft Windows operating system

•   Proficient use of the computer

•   Ability to make decisions regarding system design and procedural changes

•   Ability to grasp new concepts quickly

•   Ability to lead team members and build consensus

•   Ability to train others effectively

Product Analyst - Financial (CFA)

•   Recommended average commitment of 88% of time to the project

•   Familiar with current product and procedures

•   Knowledge of A/R and billing processes and procedures

•   Understanding of clinical practices

•   Knowledge of PCs and Microsoft Windows operating system

•   Proficient use of the computer

•   Ability to make decisions regarding system design and procedural changes

•   Ability to grasp new concepts quickly

•   Ability to lead team members and build consensus

•   Ability to train others effectively

Project Team Members (Clinical/Scheduling/AcctsReceivable/Billing) *the number and specific responsibilities of team members are based upon Customer’s organizational structure and local needs determination	• Knowledge of domain processes and procedures • Knowledge of PCs and Microsoft Windows operating system • Proficient use of the computer • Ability to grasp new concepts quickly

Customer Staff Required By Software Module

Service Path Module	CPM Project Manager	CSA System Admin	CDA Database Admin	CFA Financial Analyst	CCA Clinical Analyst	CSCA Scheduling Analyst	CEA Training Analyst	CRA Reporting Analyst	Other Project Team Members
Horizon Homecare & Hospice™ Standalone Applications

Scheduling	X	X	X		X	X	X	X

Payroll – Customer will need to assign a Payroll specialist as well as those staff indicated.	X	X	X	X					X

General Ledger-Customer will need to assign a general ledger specialist as well as the indicated staff.	X	X	X	X					X

Horizon Homecare & Hospice™ Web Based Applications									X

Connection – Agency Management System	X	X		X	X	X	X		X

Connection – Advanced Clinicals	X	X		X	X		X		X

Service Path Education

McKesson’s education is based on a train-the-trainer philosophy. Specific education purchased is listed in this Services Exhibit.

In order to assure continuity of training and an overall understanding of the entire application, McKesson strongly recommends that of the total class attendees, a minimum of 1 to 2 individuals attend all of the core training classes. Failure to do so may result in compartmentalized understanding of the application, inefficient application build logic, and procedural deficiencies in the use of the application.

Additional attendees for Client Site education may be added based on seating availability at the lower of McKesson’s published seat class rate or an additional cost of $250 per attendee per day. Additional attendees for training at a McKesson Facility may be added at twenty-five percent (25%) off of the published seat rate per class for a period of eighteen (18) months from the Contract Supplement Effective Date. Since each training curriculum is organized into scheduled groups of classes, seats unused in one (1) class CANNOT be substituted for additional seats in another class without approval of McKesson. In addition, all training must take place within the designated Service Path schedule. Classes in the scheduled Service Path can be substituted for classes in another scheduled service path.

Customer and McKesson Responsibilities

The following table lists typical Customer and McKesson responsibilities.

RESPONSIBILITIES

Customer	McKesson

•   Establish resources according to listed Customer Profile for the Horizon Software.

•   Manage the implementation project through post-implementation evaluations.

•   Actively participate in the Horizon Software planning, analysis, meetings, and activities.

•   Attend and actively participate in the Horizon Customer education.

•   Execute implementation tasks and activities outlined in the Project Schedule.

•   Perform application, device, and performance testing.

•   Perform process, policy, and procedure definition.

•   Data enter reference file and Customer data in as appropriate.

•   Perform user training.

•   Provide support resource for Productive Use.

•   Position organization for transition to Customer Support.

•   Complete assigned site-specific tasks.

•   Deploy Horizon Software to subsequent sites through Customer-driven initiative.

•   Perform application, device and performance testing as outlined in testing plans and templates.

•   Accomplish Live Date through Customer-driven initiative.

•   Ensure stability of Customers’ internal environment.

•   Complete installation and configuration of hardware and operating systems, unless contracted through McKesson.

•   Install Horizon Homecare & Hospice Software utilizing documentation provided by McKesson.

•   Establish McKesson Horizon Software project team.

•   Provide project management activities related to:

•   Provide a single point of contact/escalation for McKesson issues.

•   Education on the technical environment setup for Horizon Software applications.

•   Deliver Horizon Software education as contracted.

•   Execute implementation tasks and activities outlined in the Project Schedule that are assigned to McKesson.

•   Provide testing templates.

•   Provide training plan template, training documents, and training agenda.

•   Provide support for Productive Use for office staff.

•   Organize and conduct the transition to support.

•   Provide product and implementation enabling knowledge, skills and tools.

•   Provides purchased Customer site visits and education services as indicated in the detail service description section of this Services Exhibit.

Service Path Duration

The following table defines the Service Path durations for each Horizon Service Path within the confines of specific Implementation Services purchased and detailed in this Services Exhibit. The following list should not be construed as modules your agency has purchased.

Service Path Module	Service Path Completion
Standalone Software Modules

Scheduling	The Service Path is considered complete thirty (30) days after first Productive Use of Scheduling modules, or eighteen (18) months from Contract Supplement Effective Date, whichever comes first.

Payroll	The Service Path is considered complete thirty (30) days after Phase I Productive Use, or twelve (12) months from Contract Supplement Effective Date, whichever comes first.

General Ledger	The Service Path is considered complete thirty (30) days after Phase I Productive Use, or twelve (12) months from Contract Supplement Effective Date, whichever comes first.

Web Based Software Modules

Connection – Agency Management System	The Service Path is considered complete thirty (30) days after Phase I Productive Use, or twelve (12) months from Contract Supplement Effective Date, whichever comes first.

Connection – Advanced Clinicals	The Service Path is considered complete thirty (30) days after Phase I Productive Use of Advanced Clinicals modules, or twelve (12) months from Contract Supplement Effective Date, whichever comes first.

Specialty Education & Consulting

Clinical Forms Editor	The Clinical Forms Editor class must be scheduled within twelve (12) months from the Contract Supplement Effective Date. Clinical Forms Editor Consulting hours will be considered complete ninety (90) days after education has been completed.

Crystal Reports Class	The Crystal Reporting class must be scheduled within twelve (12) months from the Contract Supplement Effective Date.

Technical Administration of the Laptop Class	The Technical Administration of the Laptop class must be scheduled within twelve (12) months from the Contract Supplement Effective Date.

Transition to Support

Transition to the McKesson Support team is accomplished immediately following Service Path completion for each Product module. The McKesson Project Manager will arrange a conference call between Customer and the McKesson Support team. The McKesson Support team will be introduced and will review McKesson’s Software Maintenance support policy with Customer. All outstanding issues will be reviewed, and an action plan designating the responsible parties will be developed.

The Service Path length may not reflect the actual length of time involved in completing the entire deployment process of the Products contracted for under this Contract Supplement. Deployment completion is a Customer driven initiative based upon resource allocation and/or organizational requirements. It is possible that Customer will be transitioned to Customer Support prior to full deployment of the Product modules contracted for under this Contract Supplement.

Implementation Services, Education and Onsite Assistance Commitments

The specific details of purchased visits, bank of hours and education classes are outlined in this Services Exhibit.

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EXHIBIT 2 TO CONTRACT SUPPLEMENT NO. 1-IXIQU

THIRD PARTY SOFTWARE TERMS

First DataBank

The following special provisions regarding Customers license of the First DataBank Knowledge Bases (“Databases”) is for the collection of Annually Renewable Software Maintenance Fees by McKesson and subsequent payment of said fees to First DataBank on behalf of Customer.

1.	McKesson grants a limited, n on-transferable, non-exclusive license to Customer as indicated below to use one or more of the First DataBank Knowledge Bases (“Databases”) delivered to Customer for a term beginning on the date the Databases are first installed in Customers system or systems and continuing until (a) expiration of the license term, or (b) Customer’s violation of any of the terms and conditions of this Exhibit, or (c) either party notifies the other in writing that it will no longer use or provide the Databases to Customer, as the case may be. Annual fees for the use of the Database shall be paid to McKesson, as agent for First Data Bank in accordance with McKesson’s then current published fee schedule.

2.	The Databases are proprietary to First DataBank. Except in the ordinary course of providing medical information to or about patients to the Customer, Customer shall hold all portions of the Databases in the strictest confidence, not disclose the contents thereof, shall not copy, duplicate, modify, or distribute any software or data element forming a whole or a part of the Databases, and shall not during the term of the Agreement or five years thereafter develop or market any database competitive with the Databases. Within thirty (30) days following termination of the Agreement, Customer agrees to return any disk or magnetic tapes provided by McKesson to Customer containing the Databases and to destroy all information relating to or constituting the Databases (including User documentation, data stored on disks, magnetic tapes, and computer storage devices) provided directly or indirectly by First DataBank. Upon termination or non-renewal of the agreement granting McKesson the right to sublicense Databases to Customer, Customer must either (a) accept First DataBank’s offer to license Databases on a new, individual, long-term direct license basis, at First DataBank’s generally-applicable terms and conditions at that time or (b) de-install and destroy the Databases (by replacing them with an alternative product offered by McKesson, if applicable).

3.	The parties hereby acknowledge that, notwithstanding anything in this Exhibit, Customer may utilize the customization functionality within the Drug Information Framework Software, if such software was licensed, to provide and report clinical alerts developed by the Customer. Customer assumes all liability for such customized alerts. Customer agrees to indemnify, defend and hold McKesson and First DataBank harmless from such Customer developed alerts to the extent that such claims would not have existed but for Customers customization of the alerts.

4.	The Databases must be used subject to this Exhibit and must be used only on a Customer’s computer system. Customer has no right to sublicense the system without express written approval of First DataBank.

5.	First DataBank hereby warrants that the non-exclusive rights granted to Customer are free of any and all assignments, grants, licenses, obligations, or agreements, either written, oral or implied which might detract from Customer’s full enjoyment of such right. First DataBank warrants that, at the time of delivery to Customer, the Databases will perform as generally described in the First DataBank Database documentation. During the term of the Agreement, First DataBank agrees to correct at its own expense any errors or omissions in the Databases reasonably attributable to it and brought to its attention by Customer in writing. First DataBank warrants that it has used reasonable care to accurately compile the databases. FIRST DATABANK MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OTHER THAN THOSE IN THIS EXHIBIT, AND FURTHER, MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE ACCURACY OF THE DATA FROM WHICH THE DATABASES ARE COMPILED, NOR AS TO FITNESS FOR LICENSEE’S PARTICULAR PURPOSE.

6.	Customer may not modify or amend the Databases. Any modifications by Customer will release First DataBank from responsibility, if any, relating to the performance of the Databases.

7.	Customer acknowledges that McKesson has acted merely as a sales agent for First DataBank with regard to the Databases, and that McKesson is not the author of, nor is responsible for, the content of the Databases. MCKESSON MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND HEREBY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND IN NO EVENT SHALL MCKESSON BE LIABLE TO CUSTOMER OR ANY THIRD PARTY FOR ANY DIRECT OR INDIRECT DAMAGES.

8.	First DataBank has utilized reasonable care in collecting and reporting the information contained in the Databases and has obtained such information from sources believed to be reliable. First DataBank, however, does not warrant the accuracy of codes, prices or other data contained in the Database. Information reflecting prices is not a quotation or offer to sell or purchase. The clinical information contained in the Databases is intended as a supplement to, and not a substitute for, the knowledge, expertise, skill, and judgment of physicians, pharmacists, or other healthcare professionals in patient care. The absence of a warning for a given drug or drug combination should not be construed to indicate that the drug or drug combination is safe, appropriate or effective in any given patient.

9.	Customer acknowledges that any and all software problems encountered by Customer, including those related to the Databases, must be directed to McKesson.

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EXHIBIT 3 TO CONTRACT SUPPLEMENT NO. 1 -IXIQU

2006 MCKESSON CORPORATE TRAVEL POLICY

TRAVEL POLICY, PROCEDURES, AND EXPENSE REIMBURSEMENT GUIDELINES

I.	TRAVEL ARRANGEMENTS. All travel arrangements (to include airline, lodging, rental car, etc.) must be arranged through McKesson’s currently designated corporate travel agency (“Agency”). Tickets not issued by the Agency will not be reimbursed.

A.	Air Travel. The Company will reimburse all business air travel as long as such travel is at the lowest cost available airfare, short of endangering the reason for the trip or the business needs dictated by a customer. The guidelines surrounding our travel policy are as follows:

The lowest available airfare, regardless of penalties or restriction, must be utilized by anyone traveling at the expense of McKesson. Any tickets being requested within 7-days of travel require Senior V.P. approval before the ticket can be issued by the Travel Department.

The Agency will automatically confirm the lowest airfare available on the requested routing. The Agency will check all flights one and a half hours before and one and a half hours alter the originally requested arrival, for the lowest available airfare and advise the traveler of the lowest fare options.

B.	Lodging. The Company will pay only actual room rental costs supported by the hotel bill for each day that lodging away from home is required for business reasons. Hereafter, the standard hotel will be Marriott Courtyard-type lodging for all business-related travel.

C.	Car Rentals. The Company will reimburse car rentals only when other means of transportation are unavailable, more costly, or impractical. The use of a rental car must be justified as a business need and not as a matter of personal convenience. The use of intermediate or full-size cars is acceptable only when two or more employees are traveling together and sharing the rental car, or when it is necessary to have a larger vehicle for carrying clients or equipment.

D.	Other Transportation.

1.	Personal Car. The Company prefers travel through use of public transportation, but an employee’s automobile should be used when other transportation is unavailable or economy can be realized. The Company will reimburse the employee at the rate of $0.445 per mile over and above the normal commute, plus parking and tolls, for authorized business use of personal cars. The normal commute includes an employee’s drive to his/her office, or FM site, if located in the same city in which the employee resides.

2.	Taxis and Other Out-of-Town Transportation. The cost of a taxi to and from places of business, hotels, or airports in connection with business activities is reimbursable. Use of taxis is authorized only when more economical services (hotel vans, shuttles, etc.) are not available. Employees are encouraged to utilize public transportation whenever feasible. Receipts are required for all transportation expenses.

II.	MEALS. The Company will reimburse employees for meal expenses (breakfast, lunch, and dinner) actually incurred, providing such expenses are reasonable and appropriate. The suggested costs below should provide a guideline to employees as to what the Company feels is fair and reasonable, but in no event should the total exceed $40.00 per day.

Breakfast	$8.00
Lunch	$12.00
Dinner	$20.00

III.	OTHER REIMBURSABLE EXPENSES.

A.	Telephone Expenses.

1.	Business. The Company will pay charges for local and long-distance business calls made outside a Company office, provided the calls are supported by a listing, hotel bill, or telephone bill. All domestic long distance telephone calls should be placed through AT&T.

2.	Personal. The Company will pay charges for personal long distance calls when the employee is away from home for business reasons. These should be limited to one ten-minute call a day. In order to maximize the savings potential employees should place personal calls through AT&T.

B.	Laundry Expenses. The Company will pay for reasonable laundry or dry cleaning charges for employees who are traveling out of town and will be out of town on company business for five nights or more. In such situations, the employee’s manager determines the fair and reasonable nature and amount of reimbursable business expenditure.

C.	Tips and Gratuities. The Company will pay for reasonable tipping and gratuities:

•	up to 20% of the total restaurant bill

•	$1 per bag porterage

•	up to 15% of the total cab fare

D.	In-Town Expenses. When traveling within his/her headquarters city, an employee may expense charges for local transportation if required for business purposes and when authorized. Whenever public transportation is not used, claims for taxis, private limousines, and personal car mileage should be separated, claimed, and explained, showing the purpose of the trip and the itinerary.

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